UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2007

SECURED INVESTMENT RESOURCES FUND, L.P. II

(Exact name of Registrant as specified in its charter)

Kansas	000-14542	48-0979566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

199 S. Los Robles Ave., Suite 200 Pasadena, CA 9110	(626) 585-5920
(Address of principal executive offices)	(Registrant’s telephone number)

4200 Blue Ridge Blvd., Ste. LH-06, Kansas City, Missouri 64133
(Former Name or Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.               Other Events

On March 8, 2005, Mega Ventures, LLC filed Case No. A500656 in the District Court of Clark County, Nevada to enforce an alleged agreement to sell the Sunwood Village Apartments. The Partnership believed that the agreement was terminated or was otherwise not enforceable and that it was in the best interest of the Partnership not to allow a sale of Sunwood Village for the price in the disputed agreement. This litigation was removed to the United States Bankruptcy Court, District of Nevada, Case No. BK-S-06-12463-BAM; Adv. No. 06-1194-BAM. After the first phase of the trial, the Court ruled on October 15, 2007, that Sunwood Village breached the agreement with Mega Ventures by failing to sell the Sunwood Village Apartments to Mega Ventures, and the Court scheduled the remedies phase of the trial for March 2008, in order for the Court to determine Mega’s damages or to award Mega the remedy of specific performance of the agreement. The outcome of this litigation cannot be predicted. If Mega prevails in specifically enforcing the alleged agreement or receives a substantial award of damages, then the Partnership may not be able to realize any significant net proceeds from a sale of the Sunwood Village Apartments after repayment of outstanding obligations.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURED INVESTMENT RESOURCES FUND, L.P. II
By: Millenium Management, LLC, General Partner
By:	/s/ W. Robert Kohorst
W. Robert Kohorst,
President

Date: October 17, 2007